Mail Stop 6010
Via Facsimile and U.S. Mail


November 14, 2005

Mr. Kuneo Ishihara
President and Representative Director
Millea Holdings, Inc
Otemachi First Square West 10F
5-1 Otemachi 1-chome
Chiyoda-ku, Tokyo 1000-004, Japan

      Re:	Millea Holdings, Inc.
      Form 20-F for Fiscal Year Ended March 31, 2004
	            File No. 000-31376

Dear Mr. Ishihara:

            We have completed our review of your Form 20-F and have no further comments at this time.

Sincerely,


Kevin Woody
Accounting Branch Chief






??

??

??

??

Mr. Kuneo Ishihara
Millea Holdings, Inc.
August 26, 2005
Page 4